SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SYNTEL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2017

Dear Shareholder:

It is our pleasure to invite you to attend Syntel’s 2017 Annual Meeting of Shareholders on Wednesday, June 7, 2017, at 10:00 a.m. Eastern time. The meeting will be held at the offices of Syntel, Inc. located at 525 East Big Beaver Road, Suite 300, Troy, Michigan. If you need directions, please contact us at (248) 619-2800.

We are pleased to provide our proxy materials to shareholders on the Internet as permitted by Securities and Exchange Commission rules, which allow us to provide our shareholders with the information they need while lowering the cost of delivery and reducing the environmental impact. As a result, we are mailing our shareholders, on or about April 28, 2017, a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our on-line proxy statement and annual report, for voting your shares, and for requesting printed copies of the proxy materials.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote online or to complete, sign, and return your proxy as soon as possible. This will ensure representation of your shares in the event you are unable to attend. You may later revoke your proxy and vote in person at the meeting if you wish.

Sincerely,

Bharat Desai Co-Chairman	Prashant Ranade Co-Chairman

SYNTEL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 7, 2017

The Annual Meeting of Shareholders of Syntel, Inc., a Michigan corporation, will be held on Wednesday, June 7, 2017, at 10:00 a.m. Eastern time, at Syntel’s offices located at 525 East Big Beaver Road, Suite 300, Troy, Michigan, to consider and act upon the following matters:

1.	The election of eight directors to serve on Syntel’s Board of Directors;

2.	An advisory (non-binding) vote to approve the compensation paid to Syntel’s named executive officers;

3.	An advisory (non-binding) vote on the frequency of future advisory votes to approve the compensation paid to Syntel’s named executive officers;

4.	A non-binding resolution to ratify the appointment of Crowe Horwath LLP as Syntel’s independent registered public accounting firm for the current fiscal year; and

5.	Such other business as may properly come before the meeting and any adjournment of the meeting.

Only shareholders of record at the close of business on April 12, 2017 may receive notice of and vote at the meeting. Syntel’s 2016 Annual Report to Shareholders is also provided with this Proxy Statement.

By Order of the Board of Directors

April 28, 2017	Daniel M. Moore
Chief Administrative Officer, General
Counsel, and Corporate Secretary

Whether or not you plan to attend the 2017 Annual Meeting,

please take the time to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to Be Held on June 7, 2017.

The annual report to shareholders and the proxy statement, including the notice of annual meeting, are available on the Internet at:

https://materials.proxyvote.com/87162H

SYNTEL, INC.

525 East Big Beaver Road, Suite 300

Troy, Michigan 48083

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 7, 2017

Solicitation of Proxies

This proxy statement and the proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Syntel, Inc. (“Syntel” or the “Company”) to be used at Syntel’s 2017 Annual Meeting of Shareholders. The proxy is your vote as a shareholder of Syntel on the matters presented at the Annual Meeting. The Annual Meeting will be held at Syntel’s offices located at 525 East Big Beaver Road, Suite 300, Troy, Michigan, on Wednesday, June 7, 2017, at 10:00 a.m. We expect this proxy statement, the proxy, the annual report, and a Notice of Internet Availability of Proxy Materials (“Notice”) to be first made available to shareholders on or about April 28, 2017.

Syntel will pay the entire cost of soliciting proxies. Syntel will arrange with brokerage houses, nominees, custodians, and other fiduciaries to send proxy soliciting materials to beneficial owners of Syntel’s common stock (“Common Stock”) at Syntel’s expense.

General Voting Information

Only holders of record of Syntel’s Common Stock at the close of business on April 12, 2017 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 83,635,155 shares of Common Stock with voting rights issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Each shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held in the shareholder’s name on the Record Date on any matter submitted to a vote of shareholders at the Annual Meeting. Abstentions and votes withheld by brokers on proposals in the absence of instructions from beneficial owners (“broker non-votes”) will be counted as present at the Annual Meeting to determine whether a quorum exists.

Voting by Shareholders of Record and Beneficial Owners

Shareholders whose shares are registered directly with Syntel’s transfer agent are considered, with respect to those shares, to be the shareholder of record. Syntel has engaged Broadridge Financial Solutions, Inc. (“Broadridge”) to send the Notice directly to shareholders of record. Shareholders of record have the right to vote online, vote by telephone, submit a proxy directly to Broadridge, or to vote in person at the Annual Meeting. Shareholders whose shares are held in a brokerage account, or by another nominee, are considered the beneficial owners of shares held in “street name.” Notices for those shareholders are being forwarded to beneficial owners, together with a voting instruction card. Beneficial owners have the right to direct their broker, trustee, or nominee as to how to vote and also are invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, he or she may not vote those shares in person at the Annual Meeting without a proxy from the broker, trustee, or nominee that holds the shares, giving the beneficial owner the right to vote the shares at the meeting.

Submitting Proxies or Voting Instructions

Record holders may submit proxies by following the Internet voting instructions provided in the Notice. Beneficial owners may vote by accessing the Internet website specified in the voting instructions provided by their brokers, trustee, or nominees. Record and beneficial holders who request printed proxy materials may vote by mail, online, or telephone by following the instructions in the proxy materials that will be sent to them.

Voting of Proxies

Shares of Common Stock represented by proxies received in time for voting at the Annual Meeting will, unless a proxy has previously been revoked, be voted in accordance with the instructions indicated on the proxy. In the absence of specific instructions to the contrary, the persons named in the proxy intend to vote all proxies received by them FOR each of the director nominees in proposal 1, FOR proposals 2 and 4, and with regard to Proposal 3, for the option of “1 YEAR” or “1 year” as set forth in the Notice and proxy.

Revoking a Proxy

Shareholders may change their vote at any time prior to the vote at the Annual Meeting. Record holders may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to Syntel’s Corporate Secretary prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, cause a previously granted proxy to be revoked. Beneficial owners may change their vote by submitting new voting instructions to their broker, trustee, or nominee. Alternatively, if the beneficial owner has obtained a proxy from his or her broker or nominee giving the beneficial owner the right to vote the shares, he or she can do so by attending the meeting and voting in person. If you decide to send your written notice of revocation or later-dated proxy to Syntel before the Annual Meeting, please send it to the attention of the Chief Administrative Officer, Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, so that it will arrive before June 7, 2017.

PROPOSAL 1. ELECTION OF DIRECTORS

Under Syntel’s Restated Articles of Incorporation, as amended, all of the members of Syntel’s Board of Directors (“Board”) are elected each year to hold office for a one year term and until their successors are duly elected and qualified. There are currently eight members of the Board, all of whom have been nominated to be elected at this year’s Annual Meeting.

Each director elected will serve a one year term ending at Syntel’s 2018 Annual Meeting of Shareholders. The nominees named below were recommended for nomination for election at this Annual Meeting of Syntel’s shareholders by the Board’s Nominating and Corporate Governance Committee and nominated by the full Board. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy provided with this proxy statement to vote to elect the nominees named below as directors.

The nominees receiving the highest number of votes cast at the Annual Meeting in person or by proxy will be elected as directors. Shares not voted (whether by abstention, broker non-votes, or otherwise) have no effect on the election. Valid proxies received by Syntel will be voted in favor of the eight director nominees listed below unless a contrary choice is indicated. In case any nominee is unable or declines to serve, proxies will be voted for another person designated by the Board to replace the nominee, however, the Board does not anticipate this will occur. For the 2017 Annual Meeting of Shareholders, each proxy may be voted for no more than the eight director nominees listed.

Information concerning the nominees for election, with respect to age and positions with Syntel or other principal occupations for the past five years follows. All nominees have extensive business and senior management experience and together represent a group of individuals with skills and experience in those areas Syntel considers to be the most critical to its business and prospects, including knowledge of and experience in the information technology industry, operations, finance, sales, and general enterprise management.

Paritosh K. Choksi, age 64, is Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of ATEL Capital Group, a financial services management company headquartered in San Francisco, California, and has served in those capacities since April 2001. Mr. Choksi has served as a director of Syntel since August 1997. Mr. Choksi has also been named the Lead Director of the Board and in that capacity chairs the Board in the absence of the Chairman of the Board and also chairs the executive sessions of the independent members of the Board. In nominating Mr. Choksi, the Board considered his significant experience in management, corporate governance, and finance as a chief financial officer with three companies, including experience with start-ups and going public. The Board believes that Mr. Choksi’s experience enables him to provide strength in management, corporate governance, compensation, strategy, and finance.

Bharat Desai, age 64, is a co-founder of Syntel and serves as its Co-Chairman of the Board. He has been a director of Syntel since its formation in April 1980. Mr. Desai has served as the Co-Chairman of Syntel’s Board since November 2016 and served as Syntel’s Chairman from February 1999 to November 2016. Mr. Desai also served as Syntel’s Chief Executive Officer from its formation in April 1980 until February 2009 and as Syntel’s President from its formation until December 2006. Mr. Desai is the spouse of Ms. Sethi. In nominating Mr. Desai, the Board considered that, as well as being a founder of Syntel, Mr. Desai has long term experience in the information technology industry. The Board believes that Mr. Desai’s experience as Chairman, now Co-Chairman, and as the former Chief Executive Officer and President of Syntel enables him to provide strategic vision for Syntel’s growth, as he has since its establishment in 1980, as well as a wealth of institutional knowledge.

Thomas Doeke, age 61, previously served as the Executive Vice President and Chief Financial Officer of Dematic Corp., USA (formerly Siemens Logistics & Assembly Systems, Inc.) from August 2004 to September 2009. Mr. Doeke has served as a director of Syntel since August 2009. In nominating Mr. Doeke, the Board considered his significant experience in management and corporate governance and in finance as a chief financial officer. The Board believes that Mr. Doeke’s extensive experience with a service and operations company enables him to provide strength in operations, strategy, corporate governance, and finance.

Rajesh Mashruwala, age 65, served as the Executive Vice President (Office of the Chief Executive Officer) of TIBCO Software Inc., a software design and implementation company headquartered in Palo Alto, California, from September 2005 until February 2008 and as the Executive Vice President and Chief Operating Officer of TIBCO Software Inc. from February 2002 until September 2005. Mr. Mashruwala has served as a director of Syntel since June 2010. In nominating Mr. Mashruwala, the Board considered his sales, marketing, engineering management, and leadership experience in the software industry as well as his experience with mergers and acquisitions and research and development. Mr. Mashruwala also holds three patents. The Board believes that Mr. Mashruwala’s experience enables him to provide strength and insight in brand development, sales and marketing, research and development, management, and corporate governance.

Prashant Ranade, age 64, was appointed Co-Chairman of Syntel in November 2016. He previously served as Syntel’s Executive Vice Chairman from April 2014 to November 2016 and as Chief Executive Officer and President from February 2010 to April 2014. Mr. Ranade has served as a director of Syntel since June 2007. In nominating Mr. Ranade, the Board considered his senior management and chief executive officer experience in the automation/manufacturing, technology, healthcare, and supply chain/logistics domains of global businesses. The Board believes that Mr. Ranade’s experience enables him to provide strength in strategy, leadership development, sales and marketing, and operations management.

Vinod Sahney, age 74, has been University Distinguished Professor of Industrial Engineering and Operations Research at Northeastern University since September 2010, a Senior Fellow at The Institute for HealthCare Improvement since September 2010, and Adjunct Professor of Health Policy and Management at the Harvard University School of Public Health since September 1977. Previously he was Senior Vice President and Chief Strategy Officer of Blue Cross Blue Shield of Massachusetts from May 2006 through May 2010. Mr. Sahney has served as a director of Syntel since July 2014. In nominating Mr. Sahney, the Board considered his experience with health care institutions and health care insurance providers as well as his service as a chief strategy officer and as a board member for several health care institutions. The Board believes that Mr. Sahney’s experience enables him to provide strength in operations, strategy, marketing, government and public relations, and community affairs.

Rex E. Schlaybaugh, Jr., age 68, was an attorney with Dykema Gossett PLLC for more than 35 years through February 2016. Mr. Schlaybaugh has served as a director of Syntel since October 2016. In nominating Mr. Schlaybaugh, the Board considered his significant experience in corporate governance including previous service on other boards. The Board believes that Mr. Schlaybaugh’s experience in dealing with mergers and acquisitions, securities matters, and corporate governance enables him to provide guidance in strategy, acquisitions, and corporate governance.

Neerja Sethi, age 62, is a co-founder of Syntel and has served as a director of Syntel since its formation in 1980. She also served as Vice President, Corporate Affairs until November 2016. Ms. Sethi is the spouse of Mr. Desai. In nominating Ms. Sethi, the Board considered her extensive experience in the information technology industry and, as a founder of Syntel, her involvement in and knowledge of Syntel’s development since its formation in 1980. The Board believes that Ms. Sethi’s experience enables her to provide strength in strategy, general management, and personnel and that she also has a high degree of institutional knowledge.

Board Recommendation

The Board recommends that you vote FOR the election of the nominees listed above.

Board Independence

The Board has determined that Messrs. Choksi, Doeke, Mashruwala, Sahney, and Schlaybaugh constituting a majority of the Board, have no material relationships with Syntel (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Syntel) and that they are independent as determined in accordance with the director independence standards of the National Association of Securities Dealers (“NASD”), as the director has no relationship which would interfere with his or her exercise of independent judgment in carrying out their responsibilities as a director, and as determined in accordance with the director independence standards of the Securities and Exchange Commission (“SEC”). In addition, the Board has determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees has no material relationship with Syntel (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Syntel) and is independent as determined under the NASD and SEC director independence standards.

Board Leadership Structure and Role in Risk Oversight

Bharat Desai and Prashant Ranade serve as Syntel’s Co-Chairmen and Rakesh Khanna serves as Syntel’s Interim Chief Executive Officer and President. The Board believes that this structure allows Messrs. Desai and Ranade to focus on Syntel’s strategic direction and Mr. Khanna to focus on management of Syntel’s day to day operations, while also allowing them to support each other in those areas. The Board also believes that independent oversight of management is an important component of corporate governance and has appointed Paritosh K. Choksi as Lead Director. Mr. Choksi’s responsibilities include presiding over executive sessions of the Board where only independent directors are present and acting as liaison between the independent directors and Messrs. Desai and Ranade and Ms. Sethi. The Board believes that this structure is appropriate and in the best interests of the shareholders as it allows for both strong leadership at the highest level of management and independent oversight.

The Board is responsible for assessing the major risks facing Syntel and reviewing options for their mitigation. The Board works with the leadership team to identify the significant risks to Syntel’s business, discusses and analyses those risks, and determines whether any action is needed to mitigate them. The Board also reviews risk management practices and certain significant risks in the course of its review of corporate strategy, business plans, and other presentations. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure at least in part due to the level of direct communication between the Board and Syntel employees involved in risk management.

Meetings and Committees of the Board

The Board meets regularly, at least once each quarter. During 2016, the Board held fifteen meetings. The standing committees established by the Board are described below.

Audit Committee. The Audit Committee is responsible for, among other things, appointing an independent registered accounting firm to conduct the independent audit of Syntel, periodically reviewing the qualifications of Syntel’s independent auditors, reviewing the scope and results of any audit, and reviewing fees charged by the independent auditors for audit service, non-audit service, and related matters. The Audit Committee met twelve times during 2016. The current members of the Audit Committee are Thomas Doeke (Committee Chairperson), Paritosh K. Choksi, and Vinod K. Sahney. The Board has determined that Thomas Doeke and Paritosh K. Choksi are “audit committee financial experts” and that each member of the Audit Committee is independent and qualified to serve on the Committee under the NASD listing standards. The Audit Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel, and other experts and advisors it considers necessary, appropriate, or advisable in the discharge of its responsibilities. The Audit Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

Compensation Committee. The Compensation Committee develops and monitors the executive compensation policies of Syntel. The Compensation Committee is responsible for the administration of all salary and incentive compensation plans, including bonuses, for the chief executive officer and other executive officers of Syntel. The Compensation Committee also administers Syntel’s 2016 Incentive Plan. The Compensation Committee may not delegate its authority to develop and monitor the executive compensation policies or to administer Syntel’s salary and incentive compensation plans. The Compensation Committee met eight times during 2016. The current members of the Compensation Committee are Paritosh K. Choksi (Committee Chairperson), Rajesh Mashruwala, and Vinod K. Sahney. The Board has determined that each member of the Committee is independent under the NASD listing standards. The Compensation Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Compensation Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board nominees, including nominees submitted by shareholders, who are qualified to serve on the Board, to develop and periodically review corporate governance principles for Syntel, and oversee the evaluation of Board members and management. The Nominating and Corporate Governance Committee met four times during 2016. The current members of the Nominating and Corporate Governance Committee are Rajesh Mashruwala (Committee Chairperson), Paritosh K. Choksi, Thomas Doeke, and Rex E. Schlaybaugh, Jr. The Board has determined that each member of the Committee is independent under the NASD listing standards. The Nominating and Corporate Governance Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Nominating and Corporate Governance Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

The Nominating and Corporate Governance Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that it will consider such candidates on the same basis as it considers all director candidates. All director candidates must have multiple years of relevant business experience and have a history of high integrity and ethical behavior. In considering director candidates, the Nominating and Corporate Governance Committee will consider such factors as it deems appropriate to assist in developing a Board and committees that are comprised of experienced and qualified advisors. These factors may include judgment, skill, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members and management, as well as shareholders. The Nominating and Corporate Governance Committee has retained third party search firms from time to time to identify and evaluate candidates, and the Committee is authorized to continue that practice. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, Attn: Chief Administrative Officer. To be timely for the 2018 Annual Meeting, the names and supporting information should be received by the Chief Administrative Officer no later than December 27, 2017.

Meeting Attendance and Shareholder Communications with Directors

During 2016, all current directors attended at least 75% of the meetings of the Board and the committees on which they served. In 2016, all of the director nominees (other than Mr. Schlaybaugh, who was appointed in October 2016) attended the Annual Meeting of Shareholders in person or by conference line. Syntel’s Nominating and Corporate Governance Committee has adopted a policy requiring director attendance at annual shareholder meetings, either in person or by conference line.

Shareholders may send written communications to the Board, committees of the Board, and individual directors by mailing those communications to our Corporate Secretary at Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, who will forward all such communications to the addressee(s). Shareholders may also communicate with the Board, or only with the independent directors, by means of the incident reporting process at www.mysafeworkplace.com.

Compensation of Directors

Directors who are also employees of Syntel do not receive any additional compensation for their service as a Director. Directors who are not employees of Syntel are paid annual retainers for the various services they provide. All non-employee directors receive a $65,000 annual retainer as well as $20,000 for attending an annual weeklong conference in India where they visit Syntel facilities and hold in-depth meetings with management members. No other meeting fees are paid. The Lead Director receives an additional annual retainer of $30,000. The chairperson of the Audit Committee receives an additional annual retainer of $15,000, the chairperson of the Compensation Committee receives an additional annual retainer of $7,500, and the chairperson of the Nominating and Corporate Governance Committee receives an additional annual retainer of $5,000. Directors who serve on committees but are not the chairperson receive additional annual retainers of $5,000 for serving on the Audit Committee, $2,500 for serving on the Compensation Committee, and $1,500 for serving on the Nominating and Corporate Governance Committee.

Each non-employee director receives an annual grant of restricted stock units valued at $85,000 each time they are elected or reelected to the Board, prorated for a partial year if the director is appointed between annual shareholder meetings. The grant is made under Syntel’s 2016 Incentive Plan. The number of shares issued to each such director is determined by dividing $85,000, or the prorated amount, by the closing price of Common Stock on the day of the annual shareholder meeting or the day the director was first appointed. The restrictions on these shares lapse on the date of the next annual shareholder meeting after their issuance.

Each non-employee director receives an annual stipend to reimburse him or her for the cost of air travel to Syntel Board meetings and to the annual conference in India, with one fourth of the travel stipend paid out each quarter. For directors living in the United States, the annual stipend is $12,000. For directors living outside of the United States, the annual stipend is $25,000. All other director travel expenses are reimbursed as incurred.

Director Compensation Table

The following table provides summary information concerning the compensation for the 2016 fiscal year of Syntel’s directors who are not executive officers named in the “Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation		Total ($)

Paritosh K. Choksi	129,000	84,984	12,000	(2)	225,984

Thomas Doeke	101,500	84,984	25,000	(3)	211,484

Rajesh Mashruwala	90,000	84,984	12,000	(2)	186,984

George R. Mrkonic, Jr. (4)	37,500	-0-	6,000	(5)	43,500

Vinod K. Sahney	90,000	84,984	12,000	(2)	186,984

Rex E. Schlaybaugh, Jr. (6)	29,236	56,676	4,667	(7)	90,579

Neerja Sethi (8)	-0-	-0-	3,000	(9)	-0-

(1)	These amounts represent the aggregate grant date fair value of awards granted during the year, computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in this valuation are disclosed in Note 12 to Syntel’s audited financial statements for the fiscal year ended December 31, 2016, included in Syntel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These amounts reflect Syntel’s accounting expense for these awards and do not necessarily correspond to the actual value that will be realized by the named director. The aggregate numbers of shares of Common Stock issued as restricted stock awards and outstanding at December 31, 2016 were: Paritosh K. Choksi, 1,819; Thomas Doeke, 1,819; Rajesh Mashruwala, 1,819; George R. Mrkonic, Jr., -0-; Vinod K. Sahney, 1,819; and Rex E. Schlaybaugh, Jr., 2,114.
(2)	Represents a travel stipend of $12,000.
(3)	Represents a travel stipend of $25,000.
(4)	Mr. Mrkonic did not stand for re-election and ceased to serve as a director of Syntel as of the 2016 Annual Shareholder Meeting on June 8, 2016. The amounts in the table reflect compensation paid during the partial year of service.
(5)	Represents a pro-rated travel stipend of $6,000.
(6)	Mr. Schlaybaugh was appointed to the Board of Directors as of October 10, 2016. The amounts in the table reflect compensation paid during the partial year of service.
(7)	Represents a pro-rated travel stipend of $4,667.
(8)	As of December 1, 2016, Ms. Sethi ceased to serve as an employee of Syntel and became a non-employee director and entitled to the compensation package provided to all non-employee directors. Prior to December 1, 2016, as an employee director, Ms. Sethi did not receive compensation for serving on the Board.
(9)	Represents a pro-rated travel stipend of $3,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Compensation Committee of our Board (the “Committee”) oversees and administers executive compensation. The Committee operates under a written charter adopted by our Board and is comprised entirely of independent, non-employee directors. The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities under its charter.

The Committee seeks to increase shareholder value by rewarding performance with cost effective compensation while at the same time ensuring that Syntel is able to attract and retain the best executive talent through adherence of the compensation program to the following core philosophy:

•	Provide rewards based on Company and individual performance.

•	Provide compensation that is sufficient to attract, retain and motivate the best possible executive talent.

•	Provide an incentive to create long term shareholder value.

At the Company’s 2014 annual meeting of shareholders, the compensation of the named executive officers received advisory approval from 99.2% of the votes cast by the Company’s shareholders. At the Company’s 2011 annual meeting of shareholders, the shareholders voted in favor of holding the advisory vote on named executive officer compensation every three years. The next advisory vote on named executive officer compensation is scheduled to be held at this year’s annual meeting and is discussed under “Proposal 2. An Advisory (Non-Binding) Vote to Approve the Compensation Paid to Syntel’s Named Executive Officers” below. At this year’s annual meeting, the shareholders are also voting on whether to hold the advisory vote every year, every two years, or every three years, as discussed under “Proposal 3. An Advisory (Non-Binding) Vote on the Frequency of Future Advisory Votes to Approve the Compensation Paid to Syntel’s Named Executive Officers” below.

Main Elements of Compensation

Base Salary

Base salary is an important part of an executive’s compensation, and the Committee reviews each named executive officer’s (“NEO”) base salary annually as well as at the time of a promotion or other change in responsibility. Any salary adjustments are usually approved early in the year, effective as of January 1. The specific amount for each executive officer depends on the executive’s role with Syntel, scope of responsibilities, experience and skills. Market practices are also considered in setting salaries. Base salaries are intended to assist us in attracting executives and recognizing differing levels of responsibility and contribution among executives.

Short Term Incentive Plan (“STIP”)

In addition to base salary, annual cash bonuses are another important piece of total compensation for our executives. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a meaningful portion of compensation to the achievement of established objectives for the year. These objectives are discussed in more detail later in this Compensation Discussion and Analysis. Annual bonus opportunities also are a key tool in attracting executives due to their market prevalence, and they add a variable component to our overall compensation structure. STIP awards are made pursuant to the Syntel 2016 Incentive Plan (the “2016 Plan”).

Long Term Incentive Plan (“LTIP”)

The LTIP provides for the payment of equity and/or non-equity awards and is considered by the Committee on an annual basis. The LTIP is a key element of the total compensation program for our NEOs. It is intended to drive the creation of long term value for shareholders, to avoid only short term focus by our NEOs and to attract and retain executives capable of effectively executing our business strategies. LTIP awards are made pursuant to the 2016 Plan.

Determining Executive Compensation

Process for Evaluating Chief Executive Officer Compensation

The Committee discusses and makes all recommendations relating to the compensation of the Interim Chief Executive Officer (“CEO”) in executive session without the CEO present. The CEO has no role in determining his/her own compensation. In reviewing the compensation of the CEO, the Committee considers the performance of the Company and the CEO’s contribution to that performance. This assessment includes a holistic review of financial metrics like revenue, earnings per share, and cash flow metrics as well as progress against non-financial initiatives such as customer service, share growth, leadership, employee engagement, values and integrity. Based on this review, the Committee makes base salary, bonus, and long-term incentive recommendations subject to approval of the full Board.

Other than the compensation of Co-Chairman Ranade, who, as a former CEO, is involved in mentoring the CEO and the leadership team and also in strategic initiatives, the Committee believes that the compensation for the CEO must be higher than the next highest paid named executive officer in order to reflect the greater responsibilities given and demands upon the CEO and to achieve the three goals of the executive compensation program identified at the start of this Compensation Discussion and Analysis.

Process for Determining Executive Officer Compensation (other than CEO)

While making individual compensation decisions for NEOs, the Committee takes many factors into consideration besides Company performance. Some of these factors are the executive’s individual performance, the performance of the executive’s business unit (“BU”) or business development area, the executive’s historical compensation, and individual concerns around retaining the executive.

“Market Data”, when referenced throughout this Compensation Discussion and Analysis, refers to job descriptions and duties, the Committee members’ knowledge regarding the years of experience and responsibilities of the executive officers, and the Committee members’ own perceptions of the risk of particular executive officers accepting alternative employment.

The Committee does not adhere to strict formulas or comparisons with Market Data to determine the total compensation or mix of compensation elements. Instead, as described below, the Committee collectively considers various factors in exercising its discretion and judgment to determine overall compensation, including the experience, responsibilities and performance of individuals, as well as Syntel’s overall financial performance. The Committee believes that each compensation package in its totality achieves the above three elements of its compensation program and that this flexibility is important in designing compensation arrangements to attract, retain and motivate executives.

Because NEOs are in a position to directly influence the overall performance of the Company, a significant portion of their compensation is delivered in the form of performance-dependent incentives. The level of performance-based pay varies for each executive based on level of responsibility, market practices, and internal equity considerations as well as the perceived risk of an individual executive officer accepting alternative employment.

The STIP is payable based upon achievement of corporate and individual financial and non-financial goals set by the Committee. The Committee believes that the target value of the STIP payable to the NEOs at 100% of targeted performance should be between 30% and 50% of base salaries to incent proper focus on targeted performance.

The Committee approves the awards under the STIP consistent with the achievement of the applicable goals. The Committee does on occasion make exceptions to payment in strict accordance with achievement of goals based on unusual or extraordinary circumstances. NEOs must be on the payroll of the Company at the time of disbursement of the STIP and the LTIP to be eligible for payment under these plans.

The Committee may grant LTIP awards in any year. The LTIP grants for 2016 provided for payment of equity with an objective of creating long term value for our NEOs while focusing on achieving our long term business strategies. The Committee approved only the grant of restricted stock LTIP awards in 2016. The grant size was determined based on input from the CEO, Market Data, and consideration of earnings.

Base Salary

Syntel views base salaries as a tool that provides executives with a reasonable base level of monthly income relative to the jobs they are doing. Syntel’s philosophy is that base salaries should meet the objectives of attracting and retaining the NEOs needed to run the business. In establishing base salaries, the Committee considers Market Data as a reference, but also exercises its judgment with respect to each executive officer’s responsibility, performance, experience, internal parity and the perceived risk of having to replace the executive officer.

In reviewing base salaries for NEOs for 2016, the Committee considered local market conditions, Market Data, the NEO’s experience and responsibilities, the perceived risk of having to replace the NEO and the fact that the NEOs had satisfactorily performed against their prior year individual objectives. Local market conditions, as used herein, refers to the market conditions in restricted geographies, for example a particular section of a country (e.g., the west coast of the U.S.), a particular state (e.g., Texas), or a particular city (e.g., Boston). Local market conditions may or may not be less favorable than regional, national or international markets. Local market conditions also contain fewer companies and competitors.

For Mr. Ranade, his individual objectives included Company revenue, Company earnings per share (“EPS”), mentoring the leadership group, and acting as executive sponsor for assigned client relationships and as coach and executive sponsor for select strategic initiatives. For Mr. Khanna, his individual objectives included Company revenue, Company EPS, quality/delivery excellence, supply chain optimization, a virtuous cycle strategy, and a managed services strategy. For Mr. Agrawal, his individual objectives included Company revenue, Company EPS, tax rate management, service level goals to internal customers, days sales outstanding, and execution of the treasury strategy. For Mr. Moore, his individual objectives included Company revenue, Company EPS, litigation management, service level goals to internal customers, legal risk mitigation, and contract negotiations. For Mr. Jain, his individual objectives included a managed services strategy, a large deal acquisition strategy, business unit revenue, business unit gross margin, Company EPS, a virtuous cycle strategy, and quality/delivery excellence.

The Committee reviewed each continuing NEO’s base salary for 2016, taking into account the factors referenced above, and made certain revisions. Mr. Desai as Chairman had a 2015 as well as 2016 base salary of $250,000. As the largest Syntel shareholder, Mr. Desai declined to accept any increase in base salary for 2016. Mr. Ranade as Executive Vice Chairman originally had his base salary revised to $401,780 for 2016, and, upon becoming Co-Chairman on November 3, 2016, had his base salary revised to $788,905 effective November 4, 2016. Mr. Rakesh as Chief Executive Officer and President had his base salary revised to $488,148 for 2016. Mr. Khanna as Chief Operating Officer originally had his base salary revised to $233,100 for 2016, and, upon becoming Interim Chief Executive Officer on November 3, 2016, had his base salary revised to $279,300 effective November 4, 2016. Mr. Agrawal as Acting Chief Financial Officer had his base salary revised to $74,350 and, upon becoming Chief Financial Officer on October 17, 2016, had his base salary revised to $92,610 effective November 1, 2016. Mr. Moore as Chief Administrative Officer, General Counsel and Secretary had his base salary revised to $344,625 for 2016. Mr. Jain as Senior Vice President had his base salary revised to $259,999 for 2016.

STIP

In 2016, the Committee approved the granting of STIP awards providing for cash compensation based upon targeted performance for fiscal year 2016. The Committee believes that NEOs must work as a team and focus primarily on Company goals rather than solely on individual goals. The Committee believes that enhancing the long term value of the Company requires increased revenue, improved gross margin and increased EPS each year, and therefore successful achievement of short-term goals. The Committee also believes it must reward and encourage individual performance and hence assigned a portion of the STIP to individual objectives called “Qualitative Objectives”. Therefore, overall, the Committee has assigned 50% of the STIP to Company revenue, 30% to EPS goals and 20% toward individual Qualitative Objectives for all NEOs other than BU Heads and NEOs focused on business development. For NEOs that are BU heads or in business development, the Committee assigned 50% of the STIP toward individual revenue targets, 20% toward gross margin targets, 10% toward companywide EPS goals, and 20% toward individual qualitative objectives.

There are no minimum grants under Syntel’s STIP if none of the targets are achieved.

The Committee considered local market conditions, Market Data, each NEO’s experience and responsibilities, and the perceived risk of having to replace the NEO in determining the 2016 STIP for NEOs. For 2016, Mr. Desai, citing the fact that he was the largest Syntel shareholder, declined to accept any STIP. Mr. Ranade, Mr. Rakesh, Mr. Khanna, Mr. Agrawal, and Mr. Moore performed functions servicing the entire Company and were assigned GAAP revenue and EPS targets for the entire Company as well as individual Qualitative Objectives. Mr. Jain’s function was for a specific BU and he was assigned revenue and gross margin targets for his specific BU and EPS targets for the entire Company, as well as individual qualitative objectives.

The following tables describe the STIP performance targets for each NEO. The tables are separated by the percentage of STIP award to be received by the NEO if the listed target levels are achieved.

STIP Weightage						Target for 100% of STIP Component
Name	GAAP Revenue	Gross Margin	EPS	Qualitative Objectives	Total	GAAP Revenue ($M)	Gross Margin ($M)	EPS ($)	Qualitative Objectives
Prashant Ranade	50%	NA	30%	20%	100%	1,067.00	NA	2.76	Mentoring leadership group, executive sponsor for assigned client relationships, coach and executive sponsor for select strategic initiatives

Nitin Rakesh	50%	NA	30%	20%	100%	1,067.00	NA	2.76	Innovation and organization transformation, retention and succession planning, managed services strategy, digital modernization revenue

Rakesh Khanna	50%	NA	30%	20%	100%	1,067.00	NA	2.76	Quality/Delivery excellence, supply chain optimization, virtuous cycle strategy, managed services strategy

Anil Agrawal	50%	NA	30%	20%	100%	1,067.00	NA	2.76	Tax rate management, SLA to the internal customers, days sales outstanding, execution of the treasury strategy

Daniel Moore	50%	NA	30%	20%	100%	1,067.00	NA	2.76	Litigation management, SLA to internal customers, legal risk mitigation, contract negotiations

Anil Jain	50%	20%	10%	20%	100%	143.22	54.365	2.76	Managed services strategy, large deal acquisition strategy, virtuous cycle strategy, quality/delivery excellence

Target for 200% of STIP Component			Target for 300% of STIP Component (MAX Payout)			Actual Performance
GAAP Revenue ($M)	Gross Margin ($M)	EPS (S)	GAAP Revenue ($M)	Gross Margin ($M)	EPS (S)	GAAP Revenue ($M)	Gross Margin ($M)	EPS ($)	Total % Achievement

1,102.00	NA	2.85	1,130.00	NA	2.92	966.6	NA	2.53	(1)

1,102.00	NA	2.85	1,130.00	NA	2.92	966.6	NA	2.53	NA

1,102.00	NA	2.85	1,130.00	NA	2.92	966.6	NA	2.53	16%

1,102.00	NA	2.85	1,130.00	NA	2.92	966.6	NA	2.53	16%

1,102.00	NA	2.85	1,130.00	NA	2.92	966.6	NA	2.53	17%

1,102.00	NA	2.85	1,130.00	NA	2.92	966.6	NA	2.53	19%

147.84	56.12	2.85	150.92	57.29	2.92	128.27	46.19	2.53	15%

(1)	Mr. Ranade’s 2016 STIP award has not yet been finalized and there is no target date for final determination of his STIP award.

In consideration of the impact of the special dividend of $15.00 per share declared by Syntel and payable in October 2016, the Committee determined to adjust earnings per share for the STIP to account for the effect that the repatriation, one-time tax expense, and special dividend would have on earnings per share. Nonetheless, no STIP was paid out based upon the GAAP revenue or EPS targets components, but only based upon the Qualitative Objectives component.

Based on 2016 performance, Mr. Rakesh received no STIP award due to his leaving the Company in 2016, Mr. Khanna received a STIP reward of $15,875, Mr. Agrawal received a STIP award of $12,949, Mr. Moore received a STIP award of $21,826, and Mr. Jain received a STIP award of $19,467.

LTIP

In 2016, the Committee approved the granting of LTIP awards that consisted of grants of restricted stock units to the NEOs. These incentives are designed to motivate NEOs to make decisions in support of long-term Company financial interests while also serving as the primary tool for attraction and retention. The Committee strongly believes that creating long term value is the key to retention of senior talent to meet the long term goals of the organization. Mr. Desai, citing the fact that he was the largest Syntel shareholder, declined to accept a LTIP award.

The individual restricted stock unit award for each NEO is detailed in the Grants of Plan Based Awards Table.

The Committee determined the specific long-term equity compensation granted to NEOs in fiscal year 2016 under the following process. First, the Committee determined the total dollar amount of long-term equity compensation to be available for issuance for all employees other than the CEO. The Committee arrives at this dollar amount by multiplying expected operating income for the year by a factor of between 2.5% and 2.8%. To determine the total number of restricted stock units available for all employees other than the CEO, the Committee divides the total dollar amount of long-term equity compensation to be available by the twenty day average price of Common Stock as of the date of determining the total pool. The Committee then requested the recommendation of the CEO on the allocation of the total number of restricted stock units among employees.

The CEO then evaluated long-term equity compensation allocation on the basis of the following parameters: relationship between individual’s contribution and business earnings, expected future contribution, local job market vis-à-vis retention of the individual, past performance as per the formal appraisal system, future long term potential, job complexity, job size of the respective position, job knowledge, responsibility, authority and accountability level and overall impact on the business.

The CEO noted that Mr. Khanna has 11 years of experience with Syntel, including five years as Chief Operating Officer, and has had a material impact on Syntel’s overall business, and also took into account the robust job market in India. The CEO noted that Mr. Agrawal has 15 years of experience with Syntel and stepped into the role of Chief Financial Officer, and also took into account the challenging tax environment globally, Mr. Agrawal’s material involvement in the business, and the robust job market in India. The CEO noted that Mr. Moore has 20 years of experience with Syntel as General Counsel and took into account Mr. Moore’s handling of litigation matters and the complex global compliance environment.

The Committee then received and evaluated the judgment and allocation recommended by the CEO and approved the recommendations.

The factors considered by the Committee in determining the Executive Vice Chairman, Co-Chairman, CEO, and Interim CEO grants in 2016 included Mr. Ranade’s, Mr. Khanna’s, and Mr. Rakesh’s 2016 performance, the desire to ‘lock in’ Mr. Ranade as Executive Vice Chairman and Co-Chairman and Mr. Khanna as Interim CEO for at least a four year period under the restricted stock unit vesting criteria, and each officer’s respective expertise. Mr. Ranade, Mr. Rakesh, and Mr. Khanna have no input into the Committee’s determination of their LTIP awards.

In consideration of the impact of the special dividend of $15.00 per share declared by Syntel and payable in October 2016, the Committee determined that restricted stock units granted prior to the dividend record date would receive a cash amount equivalent to the special dividend when the applicable restrictions lapse on those units.

In November 2016, the Committee established a program for a one-time grant of restricted stock units to certain senior management employees, including the NEOs, as an additional LTIP award. The parameters of the program and the restrictions on the restricted stock units granted were consistent with the annual restricted stock unit grants to NEOs, except as follows:

1.	The NEO may purchase up to a specified number of shares of Common Stock whose purchase price is equal to up to 25% of the NEO’s base salary (“Purchased Shares”).

2.	Upon proof of purchase of the Common Stock, the NEO will receive a grant of restricted stock units equal to 25% of the number of the Purchased Shares (the “Grant”).

3.	The restriction period on 25% of the Grant will lapse on each of the first four anniversaries of the grant date.

4.	The restricted stock units will be forfeited if the NEO ceases to be an employee of Syntel or if the employee does not retain Purchased Shares equal to four times the remaining restricted stock units from the Grant through the applicable restriction period.

This program was considered in conjunction with anticipated 2016 STIP awards and 2017 base salary adjustments and also established to further encourage meaningful stock ownership by Syntel’s NEOs so as to align their interests more closely with the shareholders’ interest as described below.

Stock Ownership Requirements

The Committee encourages meaningful stock ownership by Syntel’s NEOs so as to align their interests more closely with the shareholders’ interest. In 2005, the Committee approved the Executive Stock Ownership Requirements Plan for NEOs.

“Stock Ownership” is defined to include all non-restricted stock and restricted stock units owned by the officer directly. The minimum share ownership requirement for NEOs other than the CEO is 4,000 shares to be achieved within three years of the appointment as an executive officer. The minimum share ownership requirement for the CEO is Common Stock worth three times the CEO’s base salary to be achieved within three years of the appointment as CEO.

Stock ownership levels must be maintained as long as the executive officer is employed by Syntel and is an executive officer. The Committee reviews the executive officers’ progress toward and compliance with the share ownership requirements on an annual basis.

As of December 31, 2016, all NEOs had met applicable stock ownership requirements.

Retirement Plans

The retirement plans available to NEOs are the same plans available to all other employees, a self-funded 401(k) plan for U.S.-based employees with no Company match and a government mandated retirement plan for India-based employees.

Health and Welfare Benefits

The health and welfare plans provided to the NEOs are the same plans available to all other employees.

D&O Liability Insurance Policy

All directors and officers, including the NEOs, are covered by directors’ and officers’ liability insurance maintained by Syntel.

Certain Other Benefits

Syntel provided perquisites to certain NEOs in 2016 as summarized below and as reflected in the Summary Compensation Table.

A. Certain telephone expenses were reimbursed to Mr. Desai, Mr. Rakesh, Mr. Khanna, and Mr. Agrawal.

B. A car and driver were provided to Mr. Rakesh, Mr. Khanna, Mr. Agrawal, and Mr. Ranade.

C. Meal allowances were provided to Mr. Rakesh, Mr. Khanna, and Mr. Agrawal.

D. A club membership was provided for Mr. Ranade.

E. Syntel paid the annual insurance premiums for Mr. Rakesh, Mr. Khanna, Mr. Agrawal, and Mr. Ranade for death coverage under a group personal accident policy and for death coverage under a group term life insurance policy.

F. Professional association dues were paid for Mr. Moore.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis presented in this proxy statement with management. Based on its review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Syntel’s Annual Report on Form 10-K for the year ended December 31, 2016.

This report is submitted by the Compensation Committee of the Board.

PARITOSH K. CHOKSI, CHAIRPERSON

RAJESH MASHRUWALA

VINOD K. SAHNEY

Summary Compensation Table

The following table provides summary information concerning the compensation during the last three fiscal years of those serving as Syntel’s Chairman, principal executive officer and principal financial officer during the 2016 fiscal year and of the three other most highly compensated executives of Syntel for the 2016 fiscal year (“named executive officers” or individually “named executive officer”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)		Total ($)

Bharat Desai Co-Chairman	2016	250,000	—	—	—	—	19,237	(4)	269,237
	2015	250,000	—	—	—	—	20,405		270,405
	2014	250,000	—	—	—	—	17,020		267,020

Nitin Rakesh Chief Executive Officer and President (5)(6)	2016	433,017	26,735	—	—	2,722	34,623	(7)	497,097
	2015	311,488	26,495	379,647	298,039	7,612	34,677		1,057,958
	2014	311,104	18,118	1,660,000	343,255	5,023	52,046		2,389,546

Rakesh Khanna	2016	237,985	18,215	417,686	15,875	—	5,452	(8)	695,213
Interim Chief Executive	2015	219,343	17,703	215,602	163,512	—	5,867		622,027
Officer and President (5)(6)	2014	236,155	18,638	996,000	187,982	—	5,863		1,444,638

Anil Agrawal Chief Financial Officer and Chief Information Security Officer (5)	2016	82,523	5,123	125,061	12,949	—	5,241	(9)	230,897
	2015	57,644	4,465	160,445	31,195	—	8,842		262,591
	2014	56,446	4,440	44,900	32,678	1,383	11,596		151,443

Prashant Ranade Co-Chairman (5)	2016	473,340	36,819	4,030,000	(10)	—	10,085	(11)	4,550,244
	2015	399,066	31,562	281,220	357,739	—	10,247		1,079,834
	2014	832,702	35,307	4,150,000	429,047	—	91,726		5,538,782

Daniel M. Moore Chief Administrative Officer, General Counsel and Secretary	2016	344,625	—	106,724	21,826	—	900	(12)	474,075
	2015	331,380	—	140,610	201,037	—	1,330		674,357
	2014	318,830	—	134,700	207,110	—	2,330		662,970

Anil Jain Senior Vice President, Head – Sales NAO	2016	259,999	—	117,720	19,467	—	—		397,186
	2015	254,900	—	—	52,982	—	—		307,882
	2014	245,100	—	134,700	111,666	—	—		491,466

(1)	These amounts represent the aggregate grant date fair value of awards granted during the year, computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in this valuation are disclosed in Note 12 to Syntel’s audited financial statements for the fiscal year ended December 31, 2016, included in Syntel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These amounts reflect Syntel’s accounting expense for these awards and do not necessarily correspond to the actual value that will be realized by the named executive officers. These stock awards were made under the LTIP.
(2)	The 2016 amount represents a STIP award for 2016 performance.
(3)	The amount in this column represents the aggregate change in the actuarial present value during the fiscal year of the named executive officer’s accumulated benefits under a pension fund for Syntel’s India based employees.
(4)	Represents perquisites of $19,237 for telephone expenses.

(5)	Other than the calculation of stock awards and option awards, the amounts given for Messrs. Agrawal, Khanna, Rakesh, and Ranade were converted from Indian rupees. For purposes of the disclosures throughout this proxy statement, Indian rupees were converted to U.S. dollars by using the quarterly income statement rate used for GAAP reporting for the applicable month.
(6)	Mr. Rakesh was Chief Executive Officer and President until October 31, 2016. The Board of Directors appointed Mr. Khanna as Interim Chief Executive Officer and President on November 3, 2016.
(7)	Represents perquisites of $34,623 that consist of the cost of providing a car and driver of $32,621, meal allowance of $356, telephone expense reimbursement of $712, a contribution to the Provident Fund on his behalf of $321, and $613 in premiums for medical, accidental death, and life insurance coverage.
(8)	Represents perquisites of $5,452 that consist of the cost of providing a car and driver of $3,206, meal allowance $356, telephone expense reimbursement of $712, a contribution to the Provident Fund on his behalf of $321, and $857 in premiums for medical, accidental death, and life insurance coverage.
(9)	Represents perquisites of $5,241 that consist of the cost of providing a car and driver of $3,489, meal allowance of $356, telephone expense reimbursement of $713, a contribution to the Provident Fund on his behalf of $321, and $362 in premiums for medical, accidental death, and life insurance coverage.
(10)	Mr. Ranade’s final 2016 STIP award has not yet been finalized and is not calculable to date. There is no target date for final determination of his STIP award. Upon final determination and calculation, Syntel will file a Current Report on Form 8-K to report Mr. Ranade’s 2016 compensation including the STIP award.
(11)	Represents perquisites of $10,085 that consist of the cost of providing a car and driver of $8,258, club membership fees of $210, a contribution to the Provident Fund on his behalf of $321, and $1,295 in premiums for medical, accidental death, and life insurance coverage.
(12)	Represents perquisites of $900 that consists of payments for memberships in professional organizations.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth sets forth information for each of the named executive officers as to grants of non-equity and equity plan awards in 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)

Bharat Desai	—	—	—	—	—	—

Nitin Rakesh	1/1/16	—	167,849	503,547	—	—

Rakesh Khanna	1/1/16	—	99,814	299,442	—	—
	11/23/16	—	—	—	20,000	403,000
	12/15/16	—	—	—	731	14,686

Anil Agrawal	1/1/16	—	23,424	70,271	—	—
	11/01/16	—	—	—	6,000	120,360
	12/15/16	—	—	—	234	4,701

Prashant Ranade	1/1/16	—	232,432	697,296	—	—
	11/24/16	—	—	—	200,000	4,030,000

Daniel M. Moore	1/1/16	—	114,875	344,625	—	—
	11/28/16	—	—	—	4,320	85,147
	12/15/16	—	—	—	1,074	21,577

Anil Jain	1/1/16	—	131,473	394,418	—	—
	12/15/16	—	—	—	6,000	117,720

(1)	Set forth are estimated future payouts under the STIP (granted effective 1/1/16 for all executive officers). “Threshold” and “Target” amounts are the same under the STIP.
(2)	The amounts given for Messrs. Agrawal, Khanna, Rakesh, and Ranade were converted from Indian rupees.
(3)	This column reports the number of shares of restricted stock units granted under either Syntel’s 2006 Stock Option Plan or the 2016 Plan to each of the named executive officers on the applicable dates. The restricted stock units vest 25% on each of the first four anniversary dates of the grant.
(4)	This column reports the grant date fair value of each equity award granted in 2016 computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Name

Bharat Desai	—		—	—	—

Nitin Rakesh	1,750	(2)	34,633	—	—
	20,000	(3)	395,800	—	—
	6,075	(4)	120,224	—	—

Rakesh Khanna	1,750	(2)	34,633	—	—
	12,000	(3)	237,480	—	—
	3,450	(4)	68,276	—	—
	20,000	(5)	395,800	—	—
	731	(6)	14,466	—	—

Anil Agrawal	550	(2)	10,885	—	—
	500	(7)	9,895	—	—
	750	(4)	14,843	—	—
	1,875	(8)	37,106	—	—
	6,000	(9)	118,740	—	—
	234	(6)	4,631	—	—

Prashant Ranade	8,000	(2)	158,320	—	—
	50,000	(3)	989,500	—	—
	4,500	(4)	89,055	—	—
	200,000	(10)	3,958,000	—	—

Daniel M. Moore	1,100	(2)	21,769	—	—
	1,500	(7)	29,685	—	—
	2,250	(4)	44,528	—	—
	4,320	(11)	85,493	—	—
	1,074	(6)	21,254

Anil Jain	1,250	(2)	24,738	—	—
	1,500	(7)	29,685	—	—
	6,000	(12)	118,740	—	—

(1)	The dollar value of the unvested shares of restricted stock reported in the preceding column valued at the closing price of Common Stock on December 31, 2016, which was $19.79 per share.
(2)	This stock unit award was granted on August 29, 2013, and has vested or will vest in four equal installments on August 29, 2014, August 29, 2015, August 29, 2016, and August 29, 2017.
(3)	This stock unit award was granted on April 21, 2014, and has vested or will vest in four equal installments on April 21, 2015, April 21, 2016, April 21, 2017, and April 21, 2018.

(4)	This stock unit award was granted on October 26, 2015, and has vested or will vest in four equal installments on October 26, 2016, October 26, 2017, October 26, 2018, and October 26, 2019.
(5)	This stock unit award was granted on November 23, 2016, and will vest in four equal installments on November 23, 2017, November 23, 2018, November 23, 2019 and November 23, 2020.
(6)	This stock unit award was granted on December 15, 2016, and will vest in four equal installments on December 15, 2017, December 15, 2018, December 15, 2019 and December 15, 2020, subject to the retention of shares of Syntel Common Stock purchased in the open market in order to qualify for this reward.
(7)	This stock unit award was granted on September 3, 2014, and has vested or will vest in four equal installments on September 3, 2015, September 3, 2016, September 3, 2017, and September 3, 2018.
(8)	This stock unit award was granted on December 11, 2015, and has vested or will vest in four equal installments on December 11, 2016, December 11, 2017, December 11, 2018, and December 11, 2019.
(9)	This stock unit award was granted on November 1, 2016, and will vest in four equal installments on November 1, 2017, November 1, 2018, November 1, 2019, and November 1, 2020.
(10)	This stock unit award was granted on November 24, 2016, and will vest in four equal installments on November 24, 2017, November 24, 2018, November 24, 2019 and November 24, 2020.
(11)	This stock unit award was granted on November 28, 2016, and will vest in four equal installments on November 28, 2017, November 28, 2018, November 28, 2019 and November 28, 2020.
(12)	This stock unit award was granted on December 1, 2016, and will vest in four equal installments on December 1, 2017, December 1, 2018, December 1, 2019 and December 1, 2020.

2016 OPTION EXERCISES AND STOCK VESTED

The Table below shows the number of shares of Common Stock acquired during 2016 upon the vesting of restricted shares. The named executive officers hold no Syntel stock options.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Bharat Desai	—	—

Nitin Rakesh	19,775	670,611

Rakesh Khanna	13,900	579,206

Anil Agrawal	2,175	74,663

Prashant Ranade	42,500	1,813,770

Daniel M. Moore	3,850	151,679

Anil Jain	3,250	147,508

(1)	Value Realized on Vesting is calculated by multiplying the shares vested times the Common Stock closing price on the business day prior to vesting.

Pension Benefits 2016

In accordance with the Payment of Gratuity Act, 1972 of India, Syntel’s Indian subsidiary provides for gratuity, a defined retirement benefit plan (the “Gratuity Plan”) covering eligible employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement, death, incapacitation, or termination of employment, based on the respective employee’s salary and the term of employment.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Bharat Desai	—	—	—	—

Nitin Rakesh	Gratuity Plan	3	14,747	—

Rakesh Khanna	Gratuity Plan	11	14,747	—

Anil Agrawal	Gratuity Plan	16	14,747	—

Prashant Ranade	Gratuity Plan	7	14,747	—

Daniel M. Moore	—	—	—	—

Anil Jain	—	—	—	—

(1)	The gratuity under the Gratuity Plan is restricted to 1,000,000 Indian Rupees or $14,747.

Potential Payments Upon Termination or Change-in-Control

Under the terms of Syntel’s prior Amended and Restated Stock Option and Incentive Plan (the “2006 Stock Option Plan”) and the 2016 Plan (collectively the “Plans”), and the restricted stock agreements (collectively the “Agreements”) entered into with named executive officers under the Plans, if a named executive officer has a “Change in Position” subsequent to a “Change in Control”, the remaining restriction period on any restricted stock granted under the Plans immediately lapses and the shares become fully transferable.

Under the Plans a “Change in Position” is defined to be: (i) involuntary termination of the named executive officer’s employment; or (ii) a significant reduction in the duties, responsibilities, compensation and/or fringe benefits of the named executive officer, or the assignment to the named executive officer of duties inconsistent with the named executive officer’s position (all as in effect immediately prior to a Change in Control), whether or not the named executive officer voluntarily terminates employment as a result.

Under the Plans, a “Change in Control” is defined to be the occurrence of any of the following events that do not involve a person or entity that was a shareholder of Syntel at the time the relevant plan was adopted: (i) the acquisition of ownership by a person, firm or corporation, or a group acting in concert, of fifty-one percent, or more, of Syntel’s outstanding Common Stock in a single transaction or a series of related transactions within a one-year period; (ii) a sale of all or substantially all of Syntel’s assets to any person, firm or corporation; or (iii) a merger or similar transaction between Syntel and another entity if Syntel’s shareholders do not own a majority of the voting stock of the corporation surviving the transaction and a majority in value of the total outstanding stock of such surviving corporation after the transaction.

The following table sets forth the estimated benefit to the respective named executive officer assuming that the noted event occurred on December 31, 2016 and, where applicable, using the closing price of the Common Stock on December 31, 2016, which was $19.79 per share. While the amounts shown and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that the events noted below had occurred on December 31, 2016, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the 2006 Stock Option Plan or 2016 Plan and the Agreements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Before Change in Control Change in Position	After Change in Control Change in Position		Voluntary Termination	Death	Disability	Change in Control

Bharat Desai	—	—	—		—	—	—	—

Nitin Rakesh	Lapsing of Restrictions on Restricted Stock	—	$550,657	(1)	—	—	—	—

Rakesh Khanna	Lapsing of Restrictions on Restricted Stock	—	$750,654	(1)	—	—	—	—

Anil Agrawal	Lapsing of Restrictions on Restricted Stock	—	$196,099	(1)	—	—	—	—

Prashant Ranade	Lapsing of Restrictions on Restricted Stock	—	$5,194,875	(1)	—	—	—	—

Daniel M. Moore	Lapsing of Restrictions on Restricted Stock	—	$202,729	(1)	—	—	—	—

Anil Jain	Lapsing of Restrictions on Restricted Stock	—	$173,163	(1)	—	—	—	—

(1)	Represents the aggregate intrinsic value of the lapsing of restrictions on each named executive officer’s restricted stock.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, with respect to Syntel’s equity compensation plans, (i) the number of shares of Common Stock to be issued upon the exercise of outstanding options, warrants, and rights, (ii) the weighted average exercise price of outstanding options, warrants, and rights, and (iii) the number of shares remaining available for future issuance, as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (#)	Weighted-average exercise price of outstanding options, warrants, and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excludes securities reflected in column (1)) *
Equity compensation plans approved by shareholders	—	—	15,585,281
Equity compensation plans not approved by shareholders	—	—	—

TOTAL	—	—	15,585,281

*	Includes 15,585,281 shares available for future issuance under Syntel’s 2016 Plan.

PROPOSAL 2. AN ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION PAID TO SYNTEL’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act and related rules of the SEC, we are providing our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Consistent with the advisory vote of the shareholders in 2011, the Board determined that the opportunity for such a vote would occur at every third annual meeting of shareholders and is therefore being held in connection with this annual meeting. In Proposal 3, below, the Board is recommending that the shareholders vote in favor of advising that the frequency of this advisory vote be every year in the future. The next advisory vote regarding this Proposal will occur at either the 2018, 2019, or 2020 annual meeting, depending on the final resolution to Proposal 3, below.

As described in detail in “Executive Compensation – Compensation Disclosure and Analysis,” Syntel seeks to provide an incentive to the named executive officers to create long-term shareholder value, provide compensation that is competitive in order to attract, retain, and motivate the best possible executive talent, and provide rewards to the named executive officers based on Company and individual performance. Please read the “Compensation Discussion and Analysis” above and the related executive compensation disclosures so that you have an understanding of Syntel’s executive compensation philosophy, policies, and practices.

The vote on this proposal is not intended to address any specific element of compensation; rather the vote relates to the compensation of Syntel’s named executive officers as described in this proxy statement. Adoption of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. Shares not voted, whether by marking “Abstain” on the proxy card, by broker non-votes, or otherwise, will have no effect on the outcome of the vote. The vote is advisory, which means that the vote is not binding on Syntel, the Board of Directors, or the Compensation Committee. Valid proxies received by Syntel will be voted in favor of the following shareholder resolution unless a contrary choice is indicated.

Syntel will present the following resolution at the Annual Meeting: “RESOLVED, that Syntel’s shareholders approve, on an advisory basis, the compensation paid to Syntel’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, in Syntel’s Proxy Statement for the 2017 Annual Meeting of Shareholders.”

Board Recommendation

The Board recommends that you vote FOR the resolution approving, on an advisory basis, the compensation paid to Syntel’s named executive officers.

PROPOSAL 3. AN ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION PAID TO SYNTEL’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act and related rules of the SEC, we are providing our shareholders with the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently Syntel should seek future advisory votes on the compensation of its named executive officers, as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal 3, shareholders may indicate whether they would prefer that Syntel conduct future advisory votes to approve the compensation of the named executive officers once every one, two, or three years. Shareholders may also, if they wish, abstain from casting a vote on this proposal. Syntel’s Board of Directors has determined that an advisory vote held every year to approve the compensation of the named executive officers will provide the Board of Directors and its Compensation Committee with continuing and timely shareholder feedback on the compensation of the named executive officers. The next advisory vote regarding this Proposal will occur at the 2023 annual meeting.

Adoption of one of the options under this proposal requires the affirmative vote of a majority of the votes cast on the proposal. Shares not voted, whether by marking “Abstain” on the proxy card, by broker non-votes, or otherwise, will have no effect on the outcome of the vote. The vote is advisory, which means that the vote is not binding on Syntel, the Board of Directors, or the Compensation Committee. Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, three years, or abstaining when voting on this proposal. The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two, or three years or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors. Valid proxies received by Syntel will be voted for the option of “one year” or “1 year” unless a contrary choice is indicated.

Board Recommendation

The Board recommends that you vote for the option of “ONE YEAR” or “1 Year”

as the preferred frequency of shareholder votes on executive compensation.

Independent Registered Public Accounting Firm

Crowe Horwath LLP (“Crowe Horwath”) has audited Syntel’s financial statements since July 2004. A representative is expected to be available by conference telephone at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Audit Fees

The following table lists the aggregate fees for professional services rendered by Crowe Horwath for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” which pertain to the last two fiscal years.

	Fiscal Year Ended
	December 31, 2016	December 31, 2015
Audit Fees	$608,818	$494,453
Audit Related Fees	$14,014	$14,002
Tax Fees	$7,465	—
All Other Fees	$142,533	—

Audit Fees represent fees for professional services rendered for the audit of the consolidated financial statements of Syntel, assistance with review of documents filed with the SEC, and the audit of management’s assessment of the effectiveness of internal control over financial reporting. Audit-Related Fees represent professional fees in connection with the statutory audit services relative to the 401(k) plan for Syntel, Inc. Tax Fees represent fees for services related to tax compliance, tax advice, and tax planning. All Other Fees represent consultation on accounting issues relating to various miscellaneous matters such as the special dividend, new and renewed contracts, and accounting pronouncements.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent audit firm engaged to conduct the annual statutory audit of Syntel’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors, and such policies and procedures do not permit the Audit Committee to delegate its responsibilities under the Securities Exchange Act of 1934, as amended, to management. The Audit Committee pre-approved fees for all audit and non-audit services provided by the independent audit firm during the fiscal years ended December 31, 2016 and December 31, 2015 as required by the Sarbanes-Oxley Act of 2002.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independent auditor’s independence, and has advised Syntel that, in its opinion, the activities performed by Crowe Horwath on Syntel’s behalf are compatible with maintaining their independence.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for, among other things, appointing an independent registered public accounting firm to conduct the independent audit of Syntel, periodically reviewing the qualifications of Syntel’s independent auditors, reviewing the scope and results of any audit, and reviewing fees charged by the independent registered public accounting firm for audit services, non-audit services, and related matters. The Board has adopted an Audit Committee Charter, which is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

The Audit Committee’s job is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare Syntel’s financial statements, to plan or conduct audits, or to determine that Syntel’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Syntel’s management is responsible for preparing Syntel’s financial statements and for maintaining internal control. The independent registered public accounting firm is responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows of Syntel in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed Syntel’s audited consolidated financial statements with management and with Crowe Horwath, Syntel’s independent registered public accounting firm for the year ending December 31, 2016, both with and without management present. The Audit Committee has discussed with Crowe Horwath the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16 – Communications with Audit Committees, as modified or supplemented. The Audit Committee has received from Crowe Horwath the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath’s communications with the Audit Committee concerning independence, has discussed Crowe Horwath’s independence with them, and has considered the compatibility of non-audit services with the auditor’s independence. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board, and the Board has approved, inclusion of the audited consolidated financial statements in Syntel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

THOMAS DOEKE, CHAIRPERSON

PARITOSH K. CHOKSI

VINOD K. SAHNEY

PROPOSAL 4. RATIFYING THE APPOINTMENT OF SYNTEL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the appointment of Crowe Horwath to serve as Syntel’s independent registered public accountant for the 2017 fiscal year requires the affirmative vote of a majority of the shares casting a vote on this proposal, in person or by proxy. Syntel’s 2017 fiscal year began on January 1, 2017 and will end on December 31, 2017. You may vote “for” or “against” or “abstain” from this proposal. Valid proxies received by Syntel will be voted in favor of approval of the ratification unless a contrary choice is indicated.

In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in Syntel’s and its shareholders’ best interests.

Board Recommendation

The Board recommends that you vote FOR ratification of the selection of Crowe Horwath to serve as Syntel’s independent registered public accountants for the 2017 fiscal year.

ADDITIONAL INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about the beneficial ownership of Syntel’s Common Stock by (i) any person or entity known by the management of Syntel to have been the beneficial owner of more than five percent of Syntel’s outstanding Common Stock as of April 12, 2017, (ii) the nominees, present directors, and named executive officers of Syntel, and (iii) by all directors and executive officers of Syntel as a group. There were 83,635,155 shares of Syntel Common Stock outstanding on April 12, 2017.

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED (1)		PERCENT OF CLASS (2)

Bharat Desai	33,942,777	(3)	40.6%
1001 Brickell Bay Dr., Suite 3102
Miami, Florida 33131

Neerja Sethi	23,757,927	(4)	28.4%
1001 Brickell Bay Dr., Suite 3102/8
Miami, Florida 33131

Rakesh Vij	19,237,384	(5)	23.0%
5607 Hartsdale Dr.
Houston, Texas 77036

NS Trust dated February 28, 1997 I	9,318,692	(6)	11.1%
1001 Brickell Bay Dr., Suite 3102/8
Miami, Florida 33131

NS Trust dated February 28, 1997 II	9,318,692	(6)	11.1%
1001 Brickell Bay Dr., Suite 3102/8
Miami, Florida 33131

Capital Research Global Investors	6,372,788	(7)	7.6%
333 South Hope Street
Los Angeles, California 90071

DS Foundation	5,258,211	(8)	6.3%
1001 Brickell Bay Dr., Suite 3102/8
Miami, Florida 33131

Anil Agrawal	15,046	(9)	*

Paritosh K. Choksi	92,034	(9)	*

Thomas Doeke	22,587	(9)	*

Anil Jain	17,940	(9)	*

Rakesh Khanna	82,258	(9)	*

Rajesh Mashruwala	18,243	(9)	*

Daniel M. Moore	19,343	(9)	*

Prashant Ranade	272,100	(9)	*

Vinod K. Sahney	7,923	(9)	*

Rex E. Schlaybaugh, Jr.	4,114	(9)	*

All Directors, Nominees, and Executive
Officers as a group (23 persons)	51,317,860	(9)	61.1%

*	Less than 1%.
(1)	For the purpose of this table, a person or group is deemed to have “beneficial ownership” of any shares as of a given date over which such person has voting power, investment power, or has the right to acquire such power within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Except as otherwise noted, each beneficial owner of more than five percent of Syntel’s Common Stock and each director and executive officer has sole voting and investment power over the shares reported. With respect to the Common Stock of Syntel represented by restricted stock units and shown as owned by certain executive officers and directors, the executive officers and directors have no voting power or investment power over those restricted stock units.
(2)	Percentages given in this table total more than 100% due to multiple persons or entities being deemed to have beneficial ownership of the same shares, as noted in the footnotes below.
(3)	Mr. Desai holds shared voting and dispositive power for (a) 9,318,692 shares held by the NS Trust dated February 28, 1997 I, (b) 9,318,692 shares held by the NS Trust dated February 28, 1997 II, (c) 150,000 shares held by the NS Trust dated May 17, 1997 V, (d) 150,000 shares held by the NS Trust dated May 17, 1997 VI, for which three trusts Mr. Desai is a co-trustee with Rakesh Vij, (e) 5,258,211 shares held by the DS Foundation, (f) 1,800,000 shares held by the Desai Sethi Foundation , for which two foundations Mr. Desai is a member of the board of trustees along with Neerja Sethi, and (g) 8,050 shares held in several educational trusts for the benefit of other individuals, for which trusts Mr. Desai is the trustee. Mr. Desai disclaims beneficial ownership of shares held by the foundations and the trusts.
(4)	Ms. Sethi holds shared voting and dispositive power for (a) 150,000 shares held by the BD Trust dated May 17, 1997 III and (b) 150,000 shares held by the BD Trust dated May 17, 1997 IV, for which two trusts Ms. Sethi is a co-trustee with Rakesh Vij, (c) 4,100 shares held in several educational trusts for the benefit of other individuals, for which trusts Ms. Sethi is the trustee, (d) 5,258,211 shares held by the DS Foundation, and (e) 1,800,000 shares held by the Desai Sethi Foundation, for which two foundations Ms. Sethi is a member of the board of trustees along with Bharat Desai. Ms. Sethi disclaims beneficial ownership of shares held by the foundations and the trusts.
(5)	Rakesh Vij holds shared voting and dispositive power for (a) 9,318,692 shares held by the NS Trust dated February 28, 1997 I, (b) 9,318,692 shares held by the NS Trust dated February 28, 1997 II, (c) 150,000 shares held by the BD Trust dated May 17, 1997 III, (d) 150,000 shares held by the BD Trust dated May 17, 1997 IV, (e) 150,000 shares held by the NS Trust dated May 17, 1997 V, and (f) 150,000 shares held by the NS Trust dated May 17, 1997 VI, for which six trusts Rakesh Vij is a co-trustee. Rakesh Vij disclaims beneficial ownership of shares held by the trusts. The shares listed in (a), (b), (e), and (f) are also included under Mr. Desai’s ownership as he is a co-trustee with Mr. Vij for these trusts and shares voting and dispositive power for those shares of Common Stock. The shares listed in (c) and (d) are also included under Ms. Sethi’s ownership as she is a co-trustee with Mr. Vij for these trusts and shares voting and dispositive power for those shares of Common Stock.
(6)	These shares are also included under both Mr. Desai’s and Mr. Vij’s ownership as they are co-trustees for these trusts and share voting and dispositive power for these shares of Common Stock.
(7)	Information based upon a Schedule 13G/A filed on February 13, 2017 by Capital Research Global Investors.
(8)	These shares are also included under both Mr. Desai’s and Ms. Sethi’s ownership as they are co-trustees for the DS Foundation and share voting and dispositive power for these shares of Common Stock.
(9)	The number of shares shown in the table includes the following number of shares of Common Stock which are represented by restricted stock units: Anil Agrawal, 9,909; Paritosh K. Choksi, 1,819; Thomas Doeke, 1,819; Anil Jain, 8,750; Rakesh Khanna, 37,931; Rajesh Mashruwala, 1,819; Daniel M. Moore, 10,244; Prashant Ranade, 262,500; Vinod K. Sahney 1,819; Rex E. Schlaybaugh, Jr., 2,114; and all directors and executive officers as a group, 406,622.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Syntel’s executive officers and directors, and persons who own more than ten percent of a registered class of Syntel’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by regulations of the SEC to furnish Syntel with copies of all Section 16(a) forms they file.

Based solely on Syntel’s review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Syntel believes that, except for the following, its officers, directors, and greater than ten percent beneficial owners met all applicable filing requirements during the last year. The following persons filed the listed reports after their due dates: Rahul B. Aggarwal, one Form 3 Initial Statement of Beneficial Ownership of Securities, Ben Andradi, one Form 3 Initial Statement of Beneficial Ownership of Securities, Sujay Puthran, one Form 3 Initial Statement of Beneficial Ownership of Securities, Narendar Reddy (Gangidi), one Form 3 Initial Statement of Beneficial Ownership of Securities, and Vinod K. Sahney, one Form 4 Statement of Changes in Beneficial Ownership reporting one transaction.

Transactions with Related Persons

The Board has adopted written policies and procedures for the disclosure, review and approval of any transaction in which Syntel or one of its subsidiaries is a participant and in which any “related person” or “Covered Individual” (director, executive officer or their immediate family members, or shareholders owning five percent or more of Syntel’s outstanding Common Stock) has a direct or indirect material interest. The policy requires that transactions involving a related person be reviewed and approved in advance by the Board. Under Syntel’s Code of Ethical Conduct, officers, directors, and employees of Syntel are required to report proposed related party transactions to the Board. Syntel is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC since the beginning of 2016 where the foregoing policies and procedures did not require review, approval, or ratification of such transaction or where such policies and procedures were not followed. Syntel has had no transactions since the beginning of 2016, nor does it currently have any proposed transactions, in which it was or is to be a participant and in which any related person had or will have a direct or indirect material interest.

Shareholder Proposals for 2018 Annual Meeting

Shareholder proposals to be presented at the 2018 Annual Meeting of Shareholders must be received by Syntel not later than December 29, 2017 if they are to be included in Syntel’s proxy statement for the 2018 Annual Meeting of Shareholders. Such proposals should be addressed to the Corporate Secretary at Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083 and should also be sent by email to the Corporate Secretary at Daniel_Moore@Syntelinc.com.

Shareholder proposals to be presented at the 2018 Annual Meeting of Shareholders which are not to be included in Syntel’s proxy statement for that meeting must be received by Syntel not before March 9, 2018 and not later than April 8, 2018; or, for any special meeting of shareholders, no later than 10 days after the day of the public announcement of the date of the special meeting in accordance with the procedures contained in Syntel’s Bylaws. Such proposals should be addressed to the Corporate Secretary at Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083 and should also be sent by email to the Corporate Secretary at Daniel_Moore@Syntelinc.com.

Other Matters

At the date of this proxy statement, management is not aware of any matters to be presented for action at the 2017 Annual Meeting of Shareholders other than the matters described in this proxy statement. If any other matters should come before the meeting, the persons named in the proxy card intend to vote the proxy in accordance with their judgment on those matters.

By Order of the Board of Directors,

Daniel M. Moore

Chief Administrative Officer, General

Counsel, and Secretary

April 28, 2017

COPIES OF SYNTEL’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO DANIEL M. MOORE, CHIEF ADMINISTRATIVE OFFICER, SYNTEL, INC., 525 E. BIG BEAVER ROAD, SUITE 300, TROY, MICHIGAN 48083.

SYNTEL, INC. ATTN: DANIEL M. MOORE 525 E. BIG BEAVER ROAD, SUITE 300 TROY, MI 48083

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐

Nominees
01 Paritosh K. Choksi 02 Bharat Desai 06 Vinod K. Sahney 07 Rex E. Schlaybaugh, Jr.			03 Thomas Doeke 08 Neerja Sethi		04 Rajesh Mashruwala	05 Prashant Ranade

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2 An advisory (non-binding) vote to approve the compensation paid to Syntel’s named executive officers.		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain

3 An advisory (non-binding) vote on the frequency of future advisory votes to approve the compensation paid to Syntel’s named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4 A non-binding resolution to ratify the appointment of Crowe Horwath LLP as Syntel’s independent registered public accounting firm for the current fiscal year		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000334396_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K/Wrap is/are available at www.proxyvote.com

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SYNTEL, INC.

Annual Meeting of Shareholders

June 7, 2017 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Bharat Desai and Daniel M. Moore, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Syntel, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Syntel, Inc. to be held June 7, 2017 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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